As filed with the Securities and Exchange Commission on April 5, 2016

Registration No. 333-184093

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Youku Tudou Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

7/F, Tower B, World Trade Center
No. 36 North Third Ring Road
Dongcheng District
Beijing 100029
The People’s Republic of China
+86-10-5890-6803

(Address of Principal Executive Offices)

Youku Tudou Inc. Share Incentive Plan

Amended and Restated Tudou Holdings Limited 2010 Share Incentive Plan
(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Copies to:

Hugh Wu

Chief Financial Officer

7/F, Tower B, World Trade Center
No. 36 North Third Ring Road
Dongcheng District
Beijing 100029
The People’s Republic of China
+86-10-5890-6803

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-184093) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission by Youku Tudou Inc., a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on September 25, 2012. Under the Registration Statement, (i) a total of 100,799,784 class A ordinary shares of the Registrant, par value $0.00001 per share, were registered for issuance of shares to be granted pursuant to the Registrant’s Youku Tudou Inc. Share Incentive Plan (the “Youku Tudou Plan”), and (ii) a total of 57,450,960 class A ordinary shares of the Registrant, par value $0.00001 per share, were registered for issuance of shares issuable upon exercise of outstanding options granted pursuant to the Tudou Holdings Limited 2010 Share Incentive Plan (the “Tudou Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Youku Tudou Plan or the Tudou Plan.

On November 6, 2015, the Registrant, Ali YK Investment Holding Limited (“Parent”), Ali YK Subsidiary Holding Limited (the “Merger Sub”) and, solely for purposes of Section 9.08, Section 9.09 and Section 9.10 thereof, Alibaba Investment Limited entered into an agreement and plan of merger, which was approved on March 14, 2016 by the shareholders of the Registrant at an extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Registrar of Companies of the Cayman Islands on April 5, 2016, which became effective as of April 5, 2016 (the “Effective Time”), as a result of which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all the offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold or unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 5, 2016.

Youku Tudou Inc.

By:	/s/ Victor Wing Cheung Koo
Name:	Victor Wing Cheung Koo
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Victor Wing Cheung Koo	Chief Executive Officer
Victor Wing Cheung Koo	(principal executive officer)	April 5, 2016

/s/ Hugh Wu	Chief Financial Officer
Hugh Wu	(principal financial and accounting officer)	April 5, 2016

/s/ Timothy Alexander Steinert	Director	April 5, 2016
Timothy Alexander Steinert

/s/ YEN Ping Ching, Samuel	Director	April 5, 2016
YEN Ping Ching, Samuel

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Youku Tudou Inc. has signed this registration statement or amendment thereto in New York on April 5, 2016.

By:	/s/ Giselle Manon
Name:	Giselle Manon, on behalf of Law Debenture Corporate Services Inc.
Title:	Service of Process Officer